Exhibit 10.62

February 18, 2013

CONFIDENTIAL

Mr. R. Jeffrey Bailly

[address]

Dear Mr. Bailly:

Please refer to your employment agreement with the Company dated October 8, 2007, as amended on March 2, 2011 (the “Employment Agreement”).

This letter agreement will confirm our understanding and agreement that Employment Agreement is hereby amended effective as of January 1, 2013 by deleting therefrom paragraphs 2 and 3 in their entirety, and inserting in lieu thereof the following:

“2.                                You shall serve as President and Chief Executive Officer of the Company on a full-time basis subject to the supervision and direction of the Board of Directors of the Company.  You shall receive the following base compensation: (i) annual salary of not less than $450,000 payable in equal weekly installments; and (ii) a stock grant award to be made by the Compensation Committee of the Board (the “Committee”) in the first quarter of each calendar year (the “Annual Stock Grant Award”) entitling you to receive on or about December 31 of such calendar year, the exact date of which is to be determined by the Corporation’s Chief Financial Officer to coincide with the Company’s last payroll for the year (the “Issue Date”), such number of shares of the $.01 par value Common Stock of the Company as is equal to $400,000 divided by the closing trading price on the Issue Date. The Annual Stock Grant Award shall be made under the Company’s 2003 Incentive Plan (the “2003 Incentive Plan”), as amended, subject to your continued employment with the Company through the Issue Date and subject to the terms and conditions set forth below in this Agreement.  In addition, you shall be eligible for an annual incentive bonus based on an annual bonus plan approved by the Committee and keyed to achievement of such fiscal year financial and strategic objectives of the Company as the Committee may from time to time determine.  Subject to the provisions hereof, your employment by the Company may be terminated by the Company at any time.  You shall not be required to relocate from the Greater Boston, Massachusetts area to discharge your responsibilities in the event the executive offices of the Company are moved outside of such area.

3.                                      In the event of (a) a “Change in Control” of the Company (as hereinafter defined), or (b) the termination of your employment by the Company without “Cause” as hereinafter defined, or the voluntary termination of your employment for “Good Reason” as hereinafter defined, subject to the provisions of Paragraph 12 below, any shares in the Annual Stock Grant Award not issued to you to which you would otherwise be entitled as of the next Issue Date following such Change in Control or such termination shall be issued to you immediately prior to the effective date of such Change in Control or such termination, as the case may be.  No payment for such shares will be required.  You acknowledge that such shares will be acquired for investment and not with a view to distribution and that the certificates for such shares shall bear an appropriate legend.”

Except as amended hereby, the Employment Agreement shall remain in full force and effect.

This letter agreement may be executed in multiple counterparts.

If this letter correctly sets forth our understanding and agreement regarding amendment of the Employment Agreement, please indicate your acceptance by signing both copies of this letter and returning one copy.

Very truly yours,

/s/ Ronald J. Lataille

Ronald J. Lataille,
Chief Financial Officer

Agreed To: February 18, 2013

/s/ R. Jeffrey Bailly
R. Jeffrey Bailly